Exhibit 16.1

R. E. Bassie & Co.
Certified Public Accountants

6671 Southwest Freeway, Suite 550
Houston, Texas 77074
Tel: (713) 272-8500 Fax: (713) 272-8515
E-Mail: Rebassie@aol.com

July 11, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Calypso Wireless, Inc.
       Commission File No. 001-08497

Ladies and Gentlemen:

We were previously principal accountants for Calypso Wireless, Inc., and under the date of April 15, 2005, we reported on the consolidated financial statements of Calypso Wireless, Inc. as of December 31, 2004 and 2003 and for the years then ended. On July 11, 2005, our appointment as principal accountants was terminated. We have read Calypso Wireless, Inc.'s statements included under Item 4.01 made under the caption "(a)(1) Previous Independent Accountant" in  the Form 8-K dated July 13, 2005. We agree with such statements insofar as it relates to this Firm.

Very truly yours,

/s/ R. E. Bassie & Co.
R. E. Bassie & Co.